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                                                                      EXHIBIT 99

                                  PRESS RELEASE

DATE: January 15, 1999


         MALAN REALTY INVESTORS, INC. (NYSE: MAL) announced today that its Board of Directors declared a special dividend distribution of one right to purchase one one-thousandth of a share of Malan's Series A Junior Participating Preferred Stock for each outstanding common share of Malan at a purchase price of $42. The Board's action occurred during a special meeting held today. "The Board of Directors believes that shares of Malan are presently undervalued", said Anthony
S. Gramer, Malan's Chief Executive Officer. "This rights plan is designed to help the Board of Directors assure that all Malan shareholders are treated fairly in any unsolicited `takeover attempt.' The most advantageous time to take this step to protect shareholder' interest is now, when Malan is free from the pressure of any unsolicited takeover attempt."

         The rights will become exercisable only if a person or group, without the prior approval of the Board of Directors, (i) acquires 15% percent or more of Malan's common stock or (ii) announces a tender offer that would, if consummated, result in the ownership of 15% percent or more of the company's common stock. The rights plan is not applicable to, and the rights do not become exercisable as a result of the stock ownership of, any person or group that currently owns 15% or more of Malan's common stock unless such person increases its current ownership position.

         Once a person or group has acquired 15% percent or more of the outstanding common stock of Malan, each right will entitle its holder to purchase Malan's common stock (or of any company that acquires Malan) at a 50% discount.

         The rights are redeemable at the option of the Board of Directors.

         The rights will expire on January 15, 2009, unless redeemed or exchanged by the company prior to that date. Distribution of the rights is not taxable to shareholders.

         A detailed description of the rights plan will be mailed to Malan's shareholders.

         Malan is a self-administered and self-managed real estate investment trust that owns, acquires, redevelops, manages and operates properties which are leased primarily to national and regional retail companies. The company owns a portfolio of 66 properties located in 10 states and containing an aggregate of approximately 6.1 million square feet of gross leasable area. Malan's shares are traded on the New York Stock Exchange under the symbol "MAL."